UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 10, 2012

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, the Board of Directors of Genworth Financial, Inc. (the “Company”) appointed Thomas J. McInerney as the President and Chief Executive Officer of the Company, effective as of January 1, 2013. The Board is also increasing the size of the Board to nine directors as of January 1, 2013 and has elected Mr. McInerney to fill the vacancy created as of such date.

Mr. McInerney, 56, joins Genworth from The Boston Consulting Group, where he has served as Senior Advisor since June 2011, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada. Prior to that, Mr. McInerney spent 30 years working with ING Groep NV and Aetna Inc. From October 2009 to December 2010, Mr. McInerney was a member of ING Groep’s Management Board for Insurance, where he was the Chief Operating Officer for ING’s insurance and investment management businesses worldwide. From April 2006 to October 2009, he was the Chairman and Chief Executive Officer of ING Americas and a member of ING Groep’s Executive Board, where he led ING’s pension, retirement services, insurance and investment management businesses in the United States, Canada and seven countries in Latin America. From October 2001 to April 2006, he was the Chief Executive Officer of ING U.S. Financial Services, where he was the head of ING’s insurance, retirement services and mutual funds business in the United States, and from December 2000 to October 2001, he was Chief Executive Officer of ING U.S. Worksite Financial Services, which focused on ING’s employer-sponsored services.

In 2000, ING Groep acquired Aetna Financial Services, for which Mr. McInerney served as President from August 1997 to December 2000. Prior to that, he served in many leadership positions with Aetna, including Senior Vice President for Sales and National Accounts for Aetna U.S. Healthcare from April 1996 to August 1997 and Vice President of Strategy for Aetna Inc. from July 1995 to April 1996. Mr. McInerney began his career as an insurance underwriter with Aetna Casualty and Surety in June 1978. For many years, he has been active with the American Council of Life Insurers and the Financial Services Roundtable, serving on each association’s board and Chief Executive Officer Committee. Mr. McInerney received his B.A. in Economics from Colgate University and a M.B.A. from the Tuck School of Business at Dartmouth College.

The Company’s Board of Directors concluded that Mr. McInerney should be appointed to the Board as a result of his role as President and Chief Executive Officer of the Company as well as his 30 years of experience serving in significant leadership positions with Aetna Inc. and ING Groep NV and his extensive knowledge of the insurance and financial services industries in which the Company operates.

Mr. McInerney will receive an annual base salary of $1,000,000 and the ability to earn an annual performance-based cash incentive award at a target of 200% of his base salary. In addition, Mr. McInerney will receive 1,000,000 stock appreciation rights (SARs) and 100,000 restricted stock units (RSUs) under the Genworth Financial, Inc. 2012 Omnibus Incentive Plan, to be granted on the first business day following his date of hire. The SARs will cliff vest on the third anniversary of the grant date, with an opportunity for accelerated vesting on or after the one-year anniversary of the grant date, based on the achievement of certain stock price hurdles to be determined by the grant date. The RSUs will vest in one-third tranches on each of the first three anniversaries of the grant date. Mr. McInerney will be a Tier I participant in the Company’s 2012 Key Employee Severance Plan and the Company’s 2011 Change of Control Plan. Mr. McInerney will also participate in the same benefit programs, as amended from time to time, as the Company’s other executive officers. Mr. McInerney will not receive any compensation for serving on the Company’s Board of Directors.

James S. Riepe will continue to serve as the Company’s Non-Executive Chairman of the Board.

Martin P. Klein will continue to serve as the Company’s Senior Vice President – Chief Financial Officer but will no longer serve as the Company’s Acting President or Acting Chief Executive Officer as of January 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: December 13, 2012	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President, General Counsel and Secretary

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